Exhibit 99.1

Explanation of Responses

(1) The shares of Common Stock, par value $0.0001 per share, of the Issuer reported herein (the "Shares") are held directly by Kings Cross Capital, a Minnesota limited liability company ("Kings Cross"). Kings Cross is owned by David Thelen, The Peder K Davisson Revocable Trust and Kensington Management, LLC, a Minnesota limited liability company. Peder K. Davisson is trustee and primary beneficiary under the Peder K. Davisson Revocable Trust. William Schluter is the sole member and manager of Kensington Management, LLC. Mr. Thelen, Mr. Schluter and Peder K. Davisson may be deemed to beneficially own the Shares by virtue of the foregoing relationships (the "Reporting Persons"). In accordance with instruction 5(b)(iv), the entire number of the securities that may be deemed to be beneficially owned by the Reporting Persons is reported herein. Kensington Management, LLC a Minnesota limited liability company, The Peder K. Davisson Revocable Trust, David Thelen and William Schluter hereby disclaim beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934 except to the extent of their pecuniary interest therein.